Inland Real Estate Corporation

FOR IMMEDIATE RELEASE

Inland REIT approves agreement to acquire

property management firm and advisor

March 21, 2000 -- (Oak Brook, IL) The board of directors of Inland Real Estate Corporation (IREC) has unanimously approved an agreement to make the company self-administered by acquiring the two affiliated entities which provide all of IREC's property management and investment management services, Inland Commercial Property Management, Inc. (the Manager) and Inland Real Estate Advisory Services, Inc. (the Advisor).

Inland Real Estate Corporation is a publicly registered, non-listed real estate investment trust (a REIT). The acquisition will make IREC a self-administered and self-advised company, owning and operating one of the largest retail real estate portfolios in the Chicago area, with more than 6.7 million square feet of space. IREC also owns retail properties totaling 2.7 million square feet in Minneapolis, Milwaukee and other Midwest markets.

The Manager and the Advisor are owned by affiliates of The Inland Group, Inc. The agreement calls for a non-cash transaction. Affiliates of The Inland Group, Inc. will receive 6,181,818 shares of IREC's stock valued at $68 million in exchange for all of the outstanding stock of the Manager and the Advisor. IREC's board formed a special committee comprised entirely of its independent directors to review and evaluate the transaction. The special committee retained Holleb & Coff as legal counsel. IREC was represented by Shefsky & Froelich Ltd. The Inland Group, Inc. was represented by Katten Muchin Zavis. First Union Securities, Inc., financial advisor to IREC and the special committee, provided the board with an opinion stating that the consideration being paid for the Manager and the Advisor is fair, from a financial point of view, to IREC's stockholders.

Management projects that the acquisition will add $0.016 per share to IREC's projected FFO (Funds From Operations) during the second half of this year ($947,153) and $0.04 for 2001 ($2,606,085). Actual results for this and subsequent periods will depend upon a number of factors, including the timing of the transaction and the future growth of the property portfolio. The calculation of FFO is adjusted for the accounting (GAAP) impact of the valuation of the shares to be issued as the consideration to acquire the Manager and the Advisor.

"This is part of our business plan," said Robert D. Parks, current president of IREC. "Self-management is generally considered a prerequisite before listing the shares of a non-traded REIT. We periodically review the feasibility of listing our shares on an exchange in light of changing market conditions."

IREC's board believes the proposed acquisitions will significantly enhance stockholder value through:

  IMMEDIATE ACCRETION: The transactions are expected to increase IREC's adjusted per share FFO when combined operations begin because IREC will no longer pay property management or asset management fees for the existing portfolio of properties.
  FUTURE SAVINGS: IREC will enjoy higher net income from properties purchased in the future because it will not pay property management or asset management fees for those properties.
  CONSISTENCY WITH PUBLICLY TRADED REITs: Creation of self-administered operations will make the Company's management structure similar to those of real estate investment trusts which trade on national exchanges.

INLAND REIT BOARD APPROVES AGREEMENT -- Page 2

  CENTRALIZED, DEDICATED MANAGEMENT: The merger will allow IREC to retain the services of certain key members of the management team which has overseen the rapid growth of IREC from a start-up company at the end of 1994 to $124 million in revenues in 1999.
  ALIGNMENT OF INTERESTS: Transforming The Inland Group, Inc.'s relationship with IREC from that of a fee-based provider of property management and advisory services to a stockholder will more closely align Inland's interests with those of IREC's stockholders.

Inland Real Estate Corporation owns real estate assets purchased for more than $987 million, consisting of 119 retail properties totaling 9.47 million square feet of space, including one shopping center under development. The properties are neighborhood and community retail centers, and free-standing retail buildings in the Chicago area, Minneapolis-St. Paul and other Midwest markets.

Upon approval of the acquisition, Parks will become the chairman of IREC's board of directors and Norbert Treonis will become its president and chief executive officer. Parks and Treonis are both principals of The Inland Group, Inc., a privately held, diversified real estate organization with a 32-year corporate history and more than $3 billion in assets under management. Parks is one of Inland's four founders and has been responsible for its investment programs. Treonis, who joined The Inland Group, Inc. in 1975, has been responsible for all of Inland's property management operations.

The transaction is contingent upon a vote of the stockholders. A proxy statement detailing the proposed transaction will be filed with the Securities and Exchange Commission shortly.

This news release contains forward-looking statements regarding future events or financial performance of IREC. These statements are only predictions and actual events or results, including financial and operating results, may differ materially. Investors should refer to the documents IREC files from time to time with the Securities and Exchange Commission. A proxy statement describing the proposed transaction will be provided to stockholders following SEC review; stockholders should rely solely on the proxy statement in evaluating the transaction.

(End)

For More Information Contact:
Inland Real Estate Corporation	2901 Butterfield Road, Oak Brook, IL 60523
Tel: 800-826-8228	FAX: 630-218-4955
Email: IREC@inlandgroup.com